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                                                                 SEC FILE NUMBER
                                                                          1-7948

                                                                    CUSIP NUMBER

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


(Check One): __ Form 10-K __  Form 20-F __  Form 11-K  X Form 10Q  __ Form N-SAR

     For Period Ended: September 30, 2000
     [ ] Transition Report on Form 10-K
     [ ]Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended:_________________________________________

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
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Nothing  in this  form  shall be  construed  to imply  that the  Commission  has verified any information contained herein.

If the notification relates to a portion of the filing check above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION
     CELLMETRIX, INC.
Full Name of Registrant

     BCAM INTERNATIONAL, INC.
Former Name if Applicable

     1800 Walt Whitman Road
Address of Principal Executive Office (Street and Number)

     Melville, NY 11747
City, State and Zip Code

PART II -- RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Company currently does not have a Chief Financial Officer which has delayed the completion of its financial statements. Because of this vacancy, management needs an additional period of five days from the date hereof to finalize the financial statements and file Form 10-QSB for the quarter ended September 30, 2000.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Michael Recca                  (914)                      712-0620
         -------------                  -----                      --------
             (Name)                  (Area Code)              (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is
     not, identify report(s),                                       X Yes   __No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                                       X Yes   __No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made. (See attached Exhibit IV-3)


                            BCAM INTERNATIONAL, INC.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  November 14, 2000                      By: /s/
                                                 -------------------------------
                                                 Michael Recca, Chairman of the
                                                   Board of Directors